Exhibit (j)(1)

[Sutherland Asbill & Brennan LLP Letterhead]

February 28, 2006

Board of Directors

GE Investments Funds, Inc.

3003 Summer Street

Stamford, CT 06905

RE:	GE Investments Funds, Inc.
File Nos. 2-91369, 811-04041

Gentlemen:

We hereby consent to the reference to our name under the caption “Counsel” in the Statement of Additional Information filed as part of post-effective amendment no. 36 to the Form N-1A registration statement of GE Investments Funds, Inc. (File Nos. 2-91369, 811-04041). In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

SUTHERLAND ASBILL & BRENNAN LLP

By:	/s/ David S. Goldstein
David S. Goldstein